Cooperation Structure Agreement

Party A: Shandong Yin Qiao Guarantee Limited Company

Party B: Benefactum Alliance Business Consultant (Beijing) Co., Ltd.

Whereas:

1.	Benefactum Alliance Business Consultant (Beijing) Co., Ltd. is a legally established and a limited liability company with business nature providing credit counseling, informational counseling for the debtor and creditor and intercepting service, having a management right of www.hxjf.com (hereinafter referred to as “website”).

2.	Shandong Yin Qiao Guarantee Limited Company is a legally established and a limited liability company with a guaranteed qualification of financing and wishes to establish long-term strategic cooperative relations with Party B and provide assurance services for borrowers of the website.

In order to solve the difficulty about loans of small and medium-sized enterprises and support the development of small and medium-sized enterprises and individual industrial and commercial households, assure money collecting securities of the borrowers on the website of Party B, and release and lower the risks of loans, Party A and Party B conclude the following agreement in the principles of equality, voluntariness, mutual reciprocity and benefit according to relevant laws:

I.	Shandong Yin Qiao Guarantee Limited Company and Benefactum Alliance Business Consultant (Beijing) Co., Ltd. voluntarily set up strategic cooperative relations, and insist on business principles of legal management, standard management, top quality service, risk resistance, equity and integrity and equity and free will.

II.	Party B accepts loan applications submitted by institutions or individuals via Huiyingjinfu website. After being agreed upon by loan applicant and giving the related materials of loan application to Party A, Party A shall provide Party B with a written Guarantee Letter of Commitment if Party A agrees to be guarantor after examinations.

III.	After entering into the cooperative intent of both parties, Party A can have an assessment review for the programs of loan applications on the website of Party B. For loan applications approved by Party A, Party A shall sign relevant contracts with Party B and the cooperative institutions or loan applicants thereof in time.

IV.	Both parties shall co-operate closely on the preliminary examination work and customer service and work efficiency improvement as the basic principles of cooperation.

V.	In respect of monitoring during the work, both parties shall enhance cooperation and gradually set up an information sharing system to safeguard the legitimate rights and interests of both parties.

VI.	If the borrowers and cooperative institutions cannot refund the loan in time when the loans are due, Party A shall bear the responsibility for bonding according to the clauses of the guaranty contract (specific responsibilities are subject to the agreement in the guaranty contract).

VII.	Both parties shall strictly keep business secrets known during the cooperation and must not disclose the known business secrets to other parties and enterprises.

VIII.	Both parties shall solve the uncovered matters through consultation according to the specific clauses of the guarantee contract of loans, relevant laws and the above principles. Any contradiction (if any) shall be subject to the specific clauses of the guarantee contract of loans.

IX.	The agreement shall be valid for one year. The agreement takes effect after being signed and sealed by legal representatives or authorized representatives of both parties. The agreement is in duplicate and either party holds one copy.

Party A: Shandong Yin Qiao Guarantee Limited Company Legal representative or authorized agent Address:

Party B: Benefactum Alliance Business Consultant (Beijing) Co., Ltd.

Legal representative or authorized agent:

Address:

May 30, 2016